                  FINAL TERMS NO. 1756 DATED 29TH OCTOBER 2007

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$ 80,000,000.00 GLOBAL A$ BONDS
     GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
       ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2011, CURRENTLY TOTALING A$ 3,299,908,000.00 (A$ 2,225,883,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

      Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated March 14, 2000 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

1. (i)  Issuer:                         Queensland Treasury Corporation

   (ii) Guarantor:                      The Treasurer on behalf of the
                                        Government of Queensland

2.      Benchmark line:                 2011
                                        (to be consolidated and form a
                                        single series with QTC 6% Global A$
                                        Bonds due 14 June, 2011 , ISIN
                                        US748305C27)

3.      Specific Currency or            AUD ("A$")
        Currencies:

4. (i)  Issue price:                    99.398%

   (ii) Dealers' fees and               No fee or commission is payable in
        commissions paid by Issuer:     respect of the issue of the bond(s)
                                        described in these final terms (which
                                        will constitute a "pricing supplement"
                                        for purposes of any offers or sales in
                                        the United States or to U.S. persons).
                                        Instead, QTC pays fees
                                        and commissions in accordance with the
                                        procedure described in the QTC Offshore
                                        and Onshore Fixed Interest Distribution
                                        Group Operational Guidelines.

5.       Specified Denominations:       A$1,000

6. (i)   Issue Date:                    31 October 2007

   (ii)  Record Date (date on and       6 June/6 December
         from which security is Ex-
         interest):

   (iii) Interest Payment Dates:        14 June/14 December

7.       Maturity Date:                 14 June 2011

8.       Interest Basis:                6 per cent Fixed Rate

9.       Redemption/Payment Basis:      Redemption at par

10.      Change of Interest Basis or    Not Applicable
         Redemption/Payment Basis:

11.(i)   Status of the Bonds:           Senior and rank pari passu with other
                                        senior, unsecured debt obligations of
                                        QTC

   (ii)  Status of the Guarantee:       Senior and ranks pari passu with all its
                                        other unsecured obligations

12.      Method of distribution:        Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.      Fixed Rate Note Provisions
         Applicable

   (i)   Rate(s) of Interest:           6 percent per annum payable semi-
                                        annually in arrears

   (ii)  Interest Payment Date(s):      14 June and 14 December in each year up
                                        to and including the Maturity Date

   (iii) Fixed Coupon Amount(s):        A$30 per A$1,000 in nominal amount

   (iv)  Determination Date(s):         Not Applicable

   (v)   Other terms relating to the    None
         method of calculating interest
         for Fixed Rate Bonds:

                        PROVISIONS RELATING TO REDEMPTION

14.     Final Redemption Amount:        A$1,000 per bond of A$1,000 Specified
                                        Denomination (N.B. If the Final
                                        Redemption Amount is different from 100% of the nominal value the Notes will be derivative securities for the purposes of the Prospectus Directive and the requirements of Annex XII to the Prospectus Directive Regulation will apply and the Issuer will prepare and publish a supplement to the prospectus supplement)

15.     Early Redemption Amount(s)      Not Applicable
        payable on redemption for
        taxation reasons or on event of
        default and/or the method of
        calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.     Form of Bonds:                  Permanent Global Note not exchangeable
                                        for Definitive Bonds

17. Additional Financial Centre(s) Not Applicable or other special provisions relating to Payment Dates:

18.     Talons for future Coupons or    No
        Receipts to be attached to
        Definitive Bonds (and dates on
        which such Talons mature):

19.     Other terms or special          Not Applicable
        conditions:

                                  DISTRIBUTION

20.(i)  If syndicated, names and        Not Applicable
        addresses of Managers and
        underwriting commitments:

   (ii) Date of Dealer Agreement:       29th October 2007 (the "Trade Date")

   (iii)Stabilizing Manager(s)          Not Applicable
        (if any):

21.     If non-syndicated, name         Deutsche Capital Markets Australia Ltd
        and address of relevant         Level 18 Grosvenor Place
        Dealer:                         225 George Street
                                        Sydney NSW 2000

        Whether TEFRA D or              TEFRA Not Applicable
        TEFRA C rules applicable or
        TEFRA rules not applicable:

23.     Additional selling restrictions: Not Applicable

LISTING APPLICATION

These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:

By:
   --------------------------------
             Duly authorized

                           PART B - OTHER INFORMATION

1.      LISTING

(i)     Listing:                        Bourse de Luxembourg.

(ii)    Admission to trading:           Application has been made for the bonds
                                        to be admitted to trading on the
                                        regulated market of the Bourse de
                                        Luxembourg with effect from the Issue
                                        Date.

2.      RATINGS

        Ratings:                        The bonds to be issued have been rated:

                                        S&P:     AAA
                                        Moody's: Aaa

                                        An obligation rated 'AAA' by S&P has the highest credit rating assigned by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

                                        Obligations rated Aaa by Moody's are
                                        judged to be of the highest quality with minimal credit risk.

                                        A credit rating is not a recommendation
                                        to buy, sell or hold securities and may
                                        be revised or withdrawn by the rating
                                        agency at any time. Each rating should
                                        be evaluated independently of any other
                                        rating.

3.      INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.      REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)     Reasons for the Offer:          See "Use of Proceeds" section in the
                                        prospectus supplement.

(ii)    Estimated net proceeds:         Not Applicable.

(iii)   Estimated total expenses:       Not Applicable.

5.      YIELD

        Indication of yield:            6.91%

                                        Calculated as 7 basis points less than
                                        the yield on the equivalent A$ Domestic
                                        Bond issued by the Issuer under its
                                        Domestic A$ Bond Facility on the Trade
                                        Date.

                                        The yield is calculated on the Trade
                                        Date on the basis of the Issue Price.
                                        It is not an indication of future yield.

6.      OPERATIONAL INFORMATION

(i)     ISIN Code:                      US748305BC27

(ii)    Common Code:                    010926238

(iii)   CUSIP Code:                     748305BC2

(iv)    Any clearing system(s) other    Not Applicable
        than Depositary Trust Company,
        Euroclear Bank S.A./N.V. and
        Clearstream Banking, societe
        anonyme and the relevant
        identification number(s):

(v)     Delivery:                       Delivery free of payment

(vi)    Names and addresses of          Not Applicable
        additional Paying Agent(s)
        (if any):